Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 16th day of September, 2014, between Insulet Corporation, a Delaware corporation (the “Company”), and Patrick J. Sullivan (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on September 17, 2014 (the “Commencement Date”) on the terms contained herein; and

WHEREAS, the Company maintains the Amended and Restated Executive Severance Plan adopted as of May 8, 2008, and amended as of November 14, 2008 and December, 2010 (the “Severance Plan”), which is incorporated herein by reference.

WHEREAS, unless otherwise defined herein, capitalized terms shall have the same meaning as in the Severance Plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment until his employment under this Agreement is terminated by either party in accordance with the terms hereof. The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time.

(b) Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company (“CEO”) and shall report solely to the Board of Directors of the Company (the “Board”). The Executive shall have all authorities customary for a CEO of a corporation of the Company’s size and nature. So long as Executive serves as CEO he shall serve as a member of the Board. The Executive shall be principally located at the Company’s headquarters. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may (to the extent not inconsistent with his duties at the Company): (i) serve on the boards of Perkin Elmer and Theragenics; (ii) hold the position of Managing Director of Aton Partners; (iii) engage in educational, charitable and civic activities; (iv) accept and fulfill a reasonable number of speaking engagements; and (v) manage his personal investments and affairs.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $650,000 per year. The Executive’s base salary shall be reviewed at least annually by the Board or the Compensation Committee of the Board for increase only and is not subject to decrease at any time or for any reason (including for the purpose of determining Termination Benefits). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Bonus. The Executive shall be eligible to receive cash bonus as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual cash bonus shall be 100 percent of his Base Salary with the actual earned amount to be based on performance as set forth in the Company’s annual bonus plan to be approved by the Board or the Compensation Committee. Except as otherwise provided herein with respect to a Terminating Event, to earn a bonus the Executive must be employed by the Company on the day such bonus is paid. For the 2014 calendar year, Executive shall be eligible for a pro-rata bonus based on the Company’s existing bonus plan for executives.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms and conditions of such plans.

(e) Vacation. The Executive shall be entitled to accrue up to four weeks of paid vacation each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(f) Stock Options. Subject to the Executive commencing employment with the Company on the Commencement Date, on October 1, 2014 (the “Grant Date”) the Executive will be granted an option to purchase shares of the Company’s Common Stock (“Initial Option Grant”). The number of option shares in the Initial Option Grant shall be determined by dividing (i) $11,000,000 by (ii) 59.83% of the closing price of the Company’s Common Stock on the Grant Date. The exercise price per share will be the closing price of the Company’s Common Stock on the Grant Date. The Initial Option Grant will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated 2007 Stock Option and Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement to be signed by the Company and the Executive and which shall include the following terms:

(i) 25% of the Initial Option Grant shares shall vest and become exercisable on December 31, 2014 (the “Initial Vesting Date”);

(ii) the remaining 75% of the Initial Option Grant shares shall vest and become exercisable ratably in twelve (12) equal installments over the next three years on a quarterly basis after the Initial Vesting Date;

(iii) the Initial Option Grant shall be transferable to estate planning vehicles to the extent permitted under the Plan; and

(iv) the terms described in Sections 2(h) and 4(b) of this Agreement.

(g) Additional Equity Grants. The Executive shall be eligible for additional annual equity grants as determined by the Compensation Committee in its sole discretion, with the first such grants (if any) to be made in the first quarter of 2015.

(h) Terms of Equity Grants. To the extent consistent with this Agreement, all equity grants shall be subject to the Plan, as may be amended, and the applicable stock option or restricted stock unit agreements including with respect to clawbacks and vesting; provided, however, that (i) no amendment to the Plan shall have an adverse effect on the terms of outstanding awards, and (ii) all time–based equity grants shall be fully vested and any performance based grants will vest as if the applicable performance metric has been achieved at target (but not exceeded) upon a termination of the Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason, in either case if such Terminating Event occurs within twenty four (24) months following a Change in Control.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by providing a Notice of Termination within thirty days of the Board’s knowledge of the circumstances that provide the basis for a Cause termination. For purposes of this Agreement, “Cause” shall have the meaning given to such term in the Severance Plan, provided, Section 2(b)(iv) of the Severance Plan shall be deleted in its entirety and replaced with the following: “(iv) a material breach by the Covered Executive of any of the provisions contained in Section 5 of this Plan which, if curable, has continued for more than 30 days following written notice of such breach from the Company”.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning given such term in the Severance Plan, provided that: (i) the following shall be added as Section 2(e)(iv) of the Severance Plan: “any other action or inaction by the Company that constitutes a material breach of any contractual obligations to the Covered Executive”; and (ii) the last sentence of Section 2(e) of the Severance Plan shall be deleted in its entirety and replaced with the following: “For purposes of Section 2(e)(i), a change in the reporting relationship or a title described in an employment agreement will be sufficient to constitute a material diminution of responsibilities, authority or duties.”

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. This Section 3(f) shall apply in lieu of Section 10(a) of the Severance Plan.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement. This Section 3(g) shall apply in lieu of Section 10(b) of the Severance Plan.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for Cause, death, or disability or by the Executive without Good Reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements

(subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. Upon any termination of the Executive’s employment, Executive shall remain subject to Sections 5, 6 and 7 of the Severance Plan as modified by Section 6 of this Agreement, and the Executive shall not be eligible to receive any additional benefits (if any) in accordance with then-applicable terms of any plan, program, agreement, governance document or other arrangement of the Company or its affiliates (the “Company Arrangements”) that are duplicative of the any of the terms of this Agreement.

(b) Accelerated Equity and Exercise Period. If (A) the Executive either (i) is terminated by the Company without Cause, (ii) resigns for Good Reason, or (iii) after the Executive has assisted in developing a CEO succession plan and the Board has approved such plan, resigns without Good Reason and, as of the Date of Termination, the Executive has not engaged in any acts or omissions that could provide the Company with a basis for terminating the Executive’s employment for Cause, and (B) the Date of Termination (as defined below) occurs on or after three (3) years after the Commencement Date, then, subject to the Executive entering a Release timely provided to him, all of the Executive’s then time-based unvested options and other time-based unvested stock-based awards shall become fully vested and exercisable (“Accelerated Vesting”) and such vested options will remain fully exercisable until the earlier of (i) three years from the Date of Termination and (ii) the original expiration date that would apply if employment had continued (“Extended Exercise Period”), provided, in the event (i) the Executive breaches a Restrictive Covenant (as defined below) that, if curable, continues for more than 30 days following written notice of such breach from the Company, or (ii) a forfeiture condition required by law occurs, the Accelerated Vesting and Extended Exercise Period shall not apply and such options shall immediately terminate. A Release shall not (i) require the Executive to waive his rights under this Agreement, (ii) require the Executive to waive his vested benefits, if any, under any Company Arrangement that is not duplicative with the terms of this Agreement, or (iii) impose any additional post-employment obligations on the Executive, provided the Executive shall be required to reaffirm the Restrictive Covenants.

(c) Terminating Event. If the Executive experiences a Terminating Event, the Executive shall be entitled to the termination benefits set forth in Section 3 of the Severance Plan, subject to all of the terms and conditions of the Severance Plan, provided Section 3(a) of the Severance Plan shall be deleted in its entirety and shall be replaced with the following: “(a) pay the Covered Executive an amount equal to the sum of two (2) times the sum of (x) the Executive’s annualized Base Salary as of the Terminating Event plus (y) the higher of his target annual bonus for the year in which the Terminating Event occurs or his annual bonus for the previous year. Such amount shall be paid, subject to Section 9, (A) in the event the Terminating Event occurs prior to a Change in Control, then in substantially equal installments in accordance with the Company’s payroll practice over 24 months, beginning on the first payroll date that occurs 30 days after the Terminating Event, or (B) in the event the Terminating Event occurs on or after a Change in Control, then in a single lump sum payment on the first business day that occurs 30 days after the Terminating Event. In addition, the Executive shall receive any unpaid bonus for any calendar year ending prior to the Terminating Event, and a Pro-Rata Bonus.” For purposes of this Agreement, “Terminating Event” shall have the meaning given to such term in the Severance Plan, provided, in Section 2(h)(ii) of the Severance Plan “during the 24-month period following the occurrence of a Change in Control” shall be deleted and the remainder of the provision shall be unaffected.

5. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” However, the Executive shall not have any duties after his Date of Termination that are inconsistent with his having a “separation from service” on his Date of Termination. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. Restrictive Covenants. The Executive acknowledges and agrees that Section 5(a)-(g) of the Severance Plan with respect to Confidentiality, Confidential Information, Documents, Records, etc, Noncompetition and Nonsolicitation, Litigation and Regulatory Cooperation, Non-Disparagement (collectively the “Restrictive Covenants”) and Injunction are incorporated by reference into and are material terms of this Agreement, provided, however, that no violation of the Restrictive Covenants shall occur (A) by reason of any disclosure made (i) to the extent necessary to comply with any law, subpoena, governmental order or request or direction from a regulatory or self-regulatory organization with apparent jurisdiction, (ii) in any arbitration or proceeding to defend or enforce the Executive’s rights, or (iii) in confidence to an attorney or financial advisor for the purpose of obtaining professional advice, or (B) by reason of the Executive retaining copies of documents pertaining to his personal entitlements, benefits, obligations and tax liabilities. The Executive will also execute the Company’s standard form of Inventions Agreement connection with his Employment.

7. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 7 shall be specifically enforceable. Notwithstanding the foregoing, this Section 7 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.

8. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9. Integration. This Agreement, and the Severance Plan as modified herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter. In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Company Arrangement, the provisions of this Agreement shall control.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in a writing that specifically identifies the provision being waived and is signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company that specifically identifies the provisions being amended or modified.

17. Indemnity. The Company shall, to the full extent permitted by law and the Company’s bylaws , indemnify and hold the Executive harmless from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by him in connection with his employment with, or services for, the Company, such indemnification to include, without limitation, the advance payment of attorney’s fees and other expenses reasonably incurred by the Executive in connection with defending, or otherwise resolving, any claim based on any such act or omission. The Executive shall be covered under any directors’ and officers’ liability insurance policies maintained by or for officers or directors of the Company on no less favorable a basis than that applying to any of the Company’s officers or directors in general.

18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signatures delivered via facsimile or email shall be effective for all purposes.

20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

INSULET CORPORATION

By:	/s/ Daniel Levangie
Its:	Lead Director

EXECUTIVE

/s/ Patrick J. Sullivan
Patrick J. Sullivan